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                                IFR SYSTEMS, INC.
        EXHIBIT (11.0) - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE


                                                            THREE MONTHS ENDED
                                                               SEPTEMBER 30,
                                                             1997        1996
                                                             ----        -----
                                                              (000'S OMITTED,
                                                         EXCEPT PER SHARE DATA)

PRIMARY:
Average shares outstanding                                  5,445       5,459
Net effect of dilutive stock
    options-based on the treasury
    stock method using average
    market  price                                             263         174
                                                         --------    --------
Totals                                                      5,708       5,633
                                                         ========    ========
Net Income                                                $ 1,875    $  1,210
                                                         ========    ========
Per Share Amount                                          $  0.33    $   0.21
                                                         ========    ========


FULLY DILUTED:
Average shares outstanding                                  5,445       5,459
Net effect of dilutive stock
    options-based on the treasury
    stock method using the period-
    end market price, if greater
    than average market price                                348         227
Assumed conversion of 10%
    convertible notes                                          -           4
                                                           -----       -----
Totals                                                     5,793       5,690
                                                           =====       =====


Net Income                                              $  1,875    $  1,210
Add 10% convertible note interest,
    net of federal income tax effect                           -           1
                                                           -----       -----
Totals                                                  $  1,875    $  1,211
                                                           =====       ======
Per Share Amount                                         $  0.32    $   0.21
                                                           =====       ======